Exhibit 10.1

PROTECTION ONE, INC.
SENIOR MANAGEMENT
SHORT-TERM INCENTIVE PLAN

Effective January 1, 2009

The Protection One, Inc. Senior Management Short-Term Incentive Plan (“Plan”) is intended to motivate officers and other members of senior management of Protection One, Inc. and certain of its designated business segments to achieve the highest level of performance and to further the achievement of Protection One’s goals, objectives, and strategies.  The Plan is designed to reward exceptional performance using financial incentives to supplement base compensation.  Also, the Plan is intended to enhance Protection One’s ability to attract and retain talented employees.  Finally, the Plan is intended to benefit Protection One in the pursuit of its goals and objectives by stimulating and motivating the participants, which will in turn enhance productivity.

1.                     Definitions.  As used herein, the following words and phrases shall have the following meanings unless the context clearly indicates otherwise:

(a)          Award:  The total incentive award made to a Participant under the terms of the Plan.

(b)         Award Criteria:  Consists of the Performance Component and Discretionary Component as approved by the Board from time to time, and as same may be amended from time to time in accordance with the terms hereof.

(c)          Base Compensation:  Annualized salary during the last half-month pay period of 2009 paid to an employee, excluding overtime, bonuses, commissions, or any pay element other than the base rate of compensation.  Base Compensation will be pro-rated based on months of employment as a Participant, e.g., Base Compensation for an eligible employee whose employment with Protection One as a Participant commenced on July 1, 2009 will be calculated as the product of (i) annualized salary in the last half-month pay period and (ii) 50%.

(d)         Board:  The Board of Directors of the Company.

(e)          CMS Segment: The Company’s Wholesale segment.

(f)            CMS Senior Management: The individual employed by CMS who holds the title of President and those individuals who are: (i) employed in the CMS Segment in pay grades A, B or C of the wage and salary administration plan, and (ii) employed in the CMS Segment not in pay grades A, B or C but designated as a member of Senior Management by the CEO.

(g)         Company:  Protection One, Inc., a Delaware corporation, and its successors and assigns.

(h)         Company Senior Management: Those individuals who are: (i) employed by the Company in pay grades A, B or C of the wage and salary administration plan, and (ii) employed by the Company not in pay grades A, B or C but designated as a member of Senior Management by the CEO.

(i)             Designated Segments: The CMS Segment and the NMF Segment.

(j)             Discretionary Component:  Portion of the Award Criteria based on financial or non-financial criteria or both as described in Section 6 and applied in the discretion of the appropriate managerial decision-maker to evaluate the performance of Participants, in accordance with pay grade and management level as set forth in Section 2.

(k)          Executive Officers:  Those individuals who hold the following officer positions: (i) President/Chief Executive Officer (“CEO”) of the Company or POAMI; (ii) any Executive Vice President (“EVP”) of the Company or POAMI, including without limitation the Executive Vice President and Chief Financial Officer (“CFO”) and the Executive Vice President and Chief Operating Officer (“COO”).

(l)             Incentive Period:  The twelve month period measured in the final publication of the year-end consolidated Financial Statements of the Company.

(m)       NMF Segment: The Company’s Multifamily segment.

(n)         NMF Senior Management: Those individuals who are: (i) employed in the NMF Segment in pay grades A, B or C of the wage and salary administration plan, and (ii) employed in the NMF Segment not in pay grades A, B or C but designated as a member of Senior Management by the CEO.

(o)         Officers:  Those individuals employed by the Company or POAMI who hold the following officer positions: (i) Vice President and Treasurer, (ii) Vice President, General Counsel and Secretary, and (iii) Senior Vice President of Customer Operations.

(p)         Participant:  Each (i) Executive Officer, Officer and member of Senior Management, other than those Executive Officers, Officers and members of Senior Management who are participants in a separate non-equity incentive plan (other than retention programs), and (ii) employee who is designated for participation in the Plan by the Board or the CEO pursuant to Section 3, regardless of his or her participation in a separate non-equity incentive plan.

(q)         Performance Component.  Portion of the Award Criteria based on performance of the Company or Designated Segment as described in Section 5.

(r)            Plan:  The Plan herein set forth, and as from time to time amended.

(s)          POAMI Segment: The Company’s Retail segment.

(t)            POAMI Senior Management: Those individuals who are: (i) employed in the POAMI Segment in pay grades A, B or C of the wage and salary administration plan, and (ii) employed in the POAMI Segment not in pay grades A, B or C but designated as a member of Senior Management by the CEO.

(u)         Senior Management: The Company Senior Management, POAMI Senior Management, NMF Senior Management and CMS Senior Management.

(v)         Target Award Percentage:  That percentage of a Participant’s Base Compensation which the Board (or the CEO pursuant to Section 3) shall from time to time determine to be available to a Participant under the Plan, or which is specified in any employment agreement with Participant, which employment agreement is approved by the Board. As an example, a member of Senior Management may be targeted to earn up to 25% of his/her Base Compensation as an Award if all applicable criteria are achieved.  The Target Award may apply to a class of employees or to individual employees, at the discretion of the Board (or the CEO pursuant to Section 3).

2.               Administration. The Board shall have authority for establishing the overall Plan, administering the Plan, determining whether actual individual compensation awards will be paid, and approving the amount of the actual individual compensation awards.  The Board may delegate any or all of such authority with respect to the Plan to a committee of the Board or, with respect to decisions or determinations affecting Plan Participants other than the CEO or CFO, to the CEO or CFO of the Company. Unless subsequently modified by a resolution of the Board, approval of the payment of individual awards under the Plan are and shall be delegated to the Compensation Committee.

Neither a member of the Board, nor any agent, officer, fiduciary, or employee of the Company shall be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with their responsibilities with respect to the Plan; and the Company hereby agrees to indemnify the members of the Board and all agents, officers, fiduciaries, and employees of the Company in respect to any claim, loss, damage, or expense (including counsel fees) arising from any such act, omission, interpretation, construction, or determination to the full extent permitted by law.

The day-to-day administration of the Plan with regard to specific classes of Participants shall be as follows:

(a)          Executive Officers:  The Board has authority for the day-to-day supervision of the Plan, including designation of the Executive Officers’ goals, determination of the achievement of such goals, determination of the award size relating to the goals, and the determination of the amount of the discretionary award.

(b)         Officers:  The Board has authority for the day-to-day supervision of the Plan including the designation of the Officers’ goals, determination of the achievement of such goals, determination of the award size relating to the goals, and the determination of the amount of the discretionary award.

(c)          Senior Management:  The Executive Officers have authority for the day-to-day supervision of the Plan, including the designation of goals, determination of the achievement of such goals, determination of the award size relating to the goals, and the determination of the amount of the discretionary award.

3.               Eligibility to Participate.  Only those employees who are Participants, as that term is defined in Section 1(p) above, are Participants in the Plan.  The CEO shall determine, from time-to-time, whether the Plan should be extended to other individuals or groups of employees of the Company or its Designated Segments; provided, however, that the CEO shall not have authority to extend the Plan to additional executive officers.

4.               Award Criteria. Awards under the Plan will be based on a Performance Component, on which 70% of the Award will be based, and a Discretionary Component, on which 30% of the Award will be based.

5.               Performance Component.  The Performance Component shall be calculated utilizing the following criteria for each Participant: (i) the Adjusted EBITDA Criterion, from which 45% of the Target Award (the “Adjusted EBITDA Criterion Percentage”) is derived, and (ii) the Recurring Monthly Revenue (“RMR”) Criterion, from which 25% of the Target Award (the “RMR Criterion Percentage”) is derived. These criteria are further described below.

(a)          Adjusted EBITDA and RMR Criterion:  The purposes of these measures are to foster a team orientation and to directly tie a Participant’s incentive to the Adjusted EBITDA and RMR of the Company and the Designated Segments, which the Company believes are key operating metrics and directly affect shareholder value.

                        Adjusted EBITDA and RMR shall be calculated in a manner consistent with the method used in the Company’s annual financial plan and approved by the Board.  Adjusted EBITDA and RMR shall be calculated both on a consolidated basis for the Company and also calculated separately for each Designated Segment. The RMR Criterion is based on RMR in force at the end of the fiscal year.  Each of the Adjusted EBITDA and RMR Criterion shall be applied to Participants as follows:

•                  For all Participants except those employed in the Designated Segments, and certain other key corporate employees (as designated by the CEO), the applicable Adjusted EBITDA Criterion and RMR Criterion shall be based one hundred percent (100%) on the consolidated Adjusted EBITDA or RMR of the Company.

•                  For CMS Senior Management, the applicable Adjusted EBITDA Criterion and RMR Criterion shall be based eighty percent (80%) on the Adjusted EBITDA or RMR of CMS and twenty percent (20%) on the consolidated Adjusted EBITDA or RMR of the Company.

•                  For NMF Senior Management, the applicable Adjusted EBITDA and RMR Criterion shall be based eighty percent (80%) on the Adjusted EBITDA or RMR of NMF and twenty percent (20%) on the consolidated Adjusted EBITDA or RMR of the Company.

The foregoing calculations shall be adjusted to exclude the impact of the following:

•                  Unbudgeted expenses, to the extent such expenses reduce Adjusted EBITDA related to (i) legal costs and settlements, with respect to the Company, arising from matters that preceded the tenure of current management (i.e., prior to April 2001, including the Phoenix lease dispute); (ii) legal costs and settlements, with respect to Integrated Alarm Services Group (“IASG”), arising from matters that preceded Protection One’s merger with IASG (i.e., prior to April 2007); and (iii) raising debt or equity;

•                  RMR related to wholesale relationships with Protect America and APX;

•                  Unbudgeted increases or reductions in RMR that result from (i) a billing system conversion; (ii) a change in estimate; and (iii) dispositions of RMR (whether by selling assets or subsidiaries); and

•                  Unbudgeted increases in RMR that result from acquisitions of RMR (whether by purchasing assets or companies, herein “Unbudgeted Acquired RMR”), provided, however, that Unbudgeted Acquired RMR shall be excluded only to the extent such Unbudgeted Acquired RMR causes Actual RMR to exceed Budgeted RMR, unless otherwise approved by the Board.

The Participants’ Performance Component will be the sum of the amounts calculated for each performance criterion which will include a multiplier of 0% to 200% (the “Financial Multiplier”) that will depend on the respective criterion performance against plan.

Adjusted EBITDA Performance Criterion Component:

The calculation for determining the Adjusted EBITDA Criterion component of the Award under the plan is as follows:

Adjusted EBITDA Financial Multiplier X Target Award Percentage X Adjusted EBITDA Criterion Percentage.

For all Participants other than those in the CMS and NMF Segments:  The outcome desired from the Financial Multiplier for Adjusted EBITDA performance is to yield a Financial Multiplier within a range of 0.0 if Actual consolidated Adjusted EBITDA is less than Budgeted consolidated Adjusted EBITDA by 10% or more up to maximum of 2.0 if Actual consolidated Adjusted EBITDA is greater than Budgeted consolidated Adjusted EBITDA by 10% or more.

For these Participants, the formula for calculating the Financial Multiplier for Adjusted EBITDA performance when Actual Consolidated Adjusted EBITDA is within 10% of Budget is as follows:

(Actual Consolidated Adjusted EBITDA divided by Budgeted Consolidated Adjusted EBITDA - 90%) divided by 10% = Adjusted EBITDA Financial Multiplier

For Participants in the CMS and NMF Segments:  For CMS and NMF Segment Participants, the formula for calculating the Financial Multiplier for Adjusted EBITDA performance is based 80% on their respective segment results and 20% on consolidated results.  The outcome desired from the portion of the Financial Multiplier for the respective segment Adjusted EBITDA performance is to yield a Financial Multiplier within a range of 0.0 if Actual respective segment Adjusted EBITDA is less than Budgeted respective segment Adjusted EBITDA by 20% or more up to maximum of 2.0 (times 80%) if Actual respective segment Adjusted EBITDA is greater than Budgeted respective segment Adjusted EBITDA by 20% or more.  The Financial Multiplier for CMS and NMF Segment Participants when Actual Respective Segment Adjusted EBITDA is within 20% of Budget and Actual Consolidated Adjusted EBITDA is within 10% of Budget is determined as follows:

80% X (Actual Respective Segment Adjusted EBITDA divided by Budgeted Respective Segment Adjusted EBITDA — 80%) divided by 20% + 20% X (Actual Consolidated Adjusted EBITDA divided Budgeted Consolidated Adjusted EBITDA — 90%) divided by 10% = Adjusted EBITDA Financial Multiplier

RMR Performance Criterion Component:

The calculation for determining the RMR Criterion component of the Award under the plan is as follows:

RMR Financial Multiplier X Target Award Percentage X RMR Criterion Percentage.

For all Participants other than those in the CMS and NMF Segments:  The outcome desired from the Financial Multiplier for Actual consolidated RMR performance is to yield (i) a Financial Multiplier of 1.0 if Actual consolidated RMR is within a range defined as 1.0% less than Budgeted consolidated RMR to 1.0% greater than consolidated Budgeted RMR; (b) a Financial Multiplier in the range of 0.0 to 1.0 if the ratio of consolidated Budgeted RMR to Actual consolidated RMR is in the range of 97.0% to 99.0% of Budgeted consolidated RMR; and (iii) a Financial Multiplier in the range of 1.0 to 2.0 if the ratio of consolidated Budgeted RMR to Actual consolidated RMR is in the range of 101.0% to 103.0% of Budgeted consolidated RMR.

The formula for calculating the Financial Multiplier for consolidated RMR performance is as follows:

If the ratio of Actual Consolidated RMR to Budgeted Consolidated RMR is 103.0% or greater, the Financial Multiplier = 2.00

If the ratio of Actual Consolidated RMR to Budgeted Consolidated RMR is 97.0% or less, the Financial Multiplier = 0.00

If the ratio of Actual Consolidated RMR to Budgeted Consolidated RMR is between 99.0% and 101.0%, the Financial Multiplier = 1.00

For each 0.1% above 101.0% up to 103.0%, the Financial Multiplier increases by 0.05

For each 0.1% below 99.0% down to 97.0%, the Financial Multiplier decreases by 0.05

For Participants in the CMS and NMF Segments:  For CMS and NMF Segment Participants, the formula for calculating the Financial Multiplier for RMR performance is based 80% on their respective segment results and 20% on consolidated results.

The outcome desired from the portion of the Financial Multiplier for Actual respective segment RMR performance is to yield (i) a Financial Multiplier of 1.0 (times 80%) if Actual respective segment RMR is within a range defined as 1.0% less than Budgeted respective segment RMR to 1.0% greater than respective segment Budgeted RMR; (b) a Financial Multiplier in the range of 0.0 to 1.0 (times 80%) if the ratio of respective segment Budgeted RMR to Actual respective segment RMR is in the range of 97.0% to 99.0% of Budgeted respective segment RMR; and (iii) a Financial Multiplier in the range of 1.0 to 2.0 (times 80%) if the ratio of respective segment Budgeted RMR to Actual respective segment RMR is in the range of 101.0% to 103.0% of Budgeted respective segment RMR.

The formula for calculating the portion of the Financial Multiplier for the Respective Segment RMR performance is as follows:

If the ratio of Actual Respective Segment RMR to Budgeted Respective Segment RMR is 103.0% or greater, the Financial Multiplier = 2.00 * 80%

If the ratio of Actual Respective Segment RMR to Budgeted Respective Segment RMR is 97.0% or less, the Financial Multiplier = 0.00

If the ratio of Actual Respective Segment RMR to Budgeted Respective Segment RMR is between 99.0% and 101.0%, the Financial Multiplier = 1.00 * 80%

For each 0.1% above 101.0% up to 103.0%, the Financial Multiplier increases by 0.04

For each 0.1% below 99.0% down to 97.0%, the Financial Multiplier decreases by 0.04

The CMS and NMF participant’s Financial Multiplier for the RMR Performance Component is then determined by multiplying the Financial Multiplier for the consolidated RMR performance by 20% and adding that product to the portion of the Financial Multiplier determined for the respective segment RMR performance determined above.

Performance Criterion Example:

An Executive Officer with the maximum Multiplier for each of the Adjusted EBITDA Criterion and the RMR Criterion, the calculation would be the sum of:

(a) 200% (Multiplier) x 60% (Target Award Percentage) x 45% (Adjusted EBITDA Criterion Percentage) = 54% of Base Compensation for the Adjusted EBITDA Criterion award, and

(b) 200% (Multiplier) x 60% (Target Award Percentage) x 25% (RMR Criterion Percentage) = 30% of Base Compensation for the RMR Criterion award.

In this example, the total of (a) and (b) equals 84% of Base Compensation.

For all Participants, the portion of Awards derived from the Adjusted EBITDA and RMR Criteria is capped at 200% of 70% of Target Award Percentage of Base Compensation (e.g., 84% of base salary for CEO, 56% of Base Compensation for Officer, etc.).

6.                                       Discretionary Component:  This Component is based on individual achievement and is intended (i) to provide a judgmental rating of a Participant’s managerial effectiveness, and (ii) to recognize the importance of intangible qualities of corporate performance. The rating (determined in accordance with Section 2 above) is based on an assessment of qualitative issues such as:

(i)                                     providing strategic direction

(ii)                                  providing leadership

(iii)                               proactively managing change

(iv)                              organizing developing, and utilizing the management team

(v)                                 creating an appropriate organizational environment

(vi)                              providing effective external representation

(vii)                           monitoring and evaluating performance and taking corrective actions.

Depending on individual achievement of these factors, the discretionary component of Participants’ Awards may range from 0% to 30% (“Discretionary Component Percentage”) of the Target Award Percentage. For example, for an Executive Officer awarded a Discretionary Component Percentage of 30%, the calculation would be: 60% (Target Award Percentage) x 30% (Discretionary Component Percentage) = 18% of Base Compensation.

7.               Payment of Awards.

(a)          Generally:  Awards under the Plan are payable annually.  Payment of Awards shall be made within two and one-half months of the end of the fiscal year for which such Awards are attributable; provided, however, that if all or any portion of Awards are paid prior to completion of the Company’s audited financial statements for the Incentive Period, Participants will be required to repay the Company the amount received in excess of what would have been paid based on the Company’s audited results and conversely the Company will pay any additional amount due.

(b)         Termination of Employment:  Except as may be provided in a written employment agreement between a Participant and the Company or a Designated Segment, a Participant who ceases to be continually employed by the Company or a Designated Segment during the Incentive Period shall not be eligible for and shall forfeit all rights to an Award for such Incentive Period. Except as may be specifically authorized by the Board, a participant must be an employee of the Company at the time the incentive is paid to be eligible.

8.               Withholding for Taxes.  Awards under the Plan are subject to withholding for applicable taxes and other charges.

9.               No Rights to Corporate Assets.  Nothing contained herein creates any equity, property, lien, security or other interest of any kind in any assets of the Company or its subsidiaries, or creates a trust or fiduciary relationship of any kind between the Company and its subsidiaries, or the Board or any member thereof, and any Plan Participant.  Any claims for unpaid amounts under the Plan, are and shall be unsecured.

10.         No Right to Acceleration or Deferral of Awards. It is the intent of the Board that the Plan meet the requirements of Section 409A of the Internal Revenue Code, be operated in accordance with such requirements, and that amounts payable pursuant to the Plan not be included in the wages or income of a Participant until such time as the Award is actually paid to the Participant. Accordingly, Participants have no right to elect to accelerate or to defer, nor shall any amounts payable pursuant to the Plan be accelerated or deferred, except as permitted under Section 409A of the Internal Revenue Code.

11.         Non-Assignability. Participants’ rights and interests under the Plan may not be transferred, assigned, mortgaged, or otherwise encumbered (an “assignment”); nor shall such rights and interests be subject to seizure for the payment of a Participant’s debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of a Participant’s bankruptcy or insolvency. Any purported assignment by Participant of Participant’s rights and interests under the Plan shall be void.

12.         Amendment and Termination.  Other than with respect to the 2009 Plan year, the Board may from time to time and at any time alter, amend, suspend, discontinue, or terminate the Plan. Amendments to the Plan will not operate retroactively unless the amendment expressly so provides and is expressly agreed to by the CEO.

13.         No Right of Employment.  Nothing contained in the Plan shall be construed as conferring upon a Participant the right to continued employment with the Company.

14.         Governing Law.  All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with the laws of the State of Delaware.

15.         Titles and Headings.  Titles and headings to sections herein are for purposes of reference only and shall in no way limit, define, or otherwise affect the meaning or interpretation of any provisions of the Plan.

16.         Effective Date.  This Plan is made effective as of January 1, 2009 and supersedes all other existing short-term incentive plans of the Company and its Designated Segments.